Exhibit 99.1

CORNERSTONE BUILDING BRANDS PRICES OFFERING OF SENIOR NOTES

Cary, North Carolina — September 10, 2020 — Cornerstone Building Brands, Inc. (NYSE: CNR) (the “Company”) today announced the pricing of its previously announced offering of 6.125% unsecured senior notes due 2029 (the “Notes”) in a private placement exempt from the registration requirements of the United States Securities Act of 1933, as amended (the “Securities Act”). The Company upsized the offering from the previously announced $400 million aggregate principal amount to $500 million aggregate principal amount. The offering is expected to close on September 24, 2020, subject to certain closing conditions. Each of the Company’s existing and future restricted domestic subsidiaries that guarantee the Company’s obligations under its senior credit facilities (the “Guarantors”) will guarantee the Notes on a senior unsecured basis.

The Company intends to use the net proceeds from the offering to repay outstanding amounts under its asset-based revolving credit facility and to pay all fees and expenses related to the foregoing. The Company intends to use the remaining net proceeds to repay outstanding amounts under its cash flow-based revolving credit facility.

The notes will be the Company’s senior unsecured obligations and will bear interest at a rate of 6.125% per annum, payable on January 15 and July 15 of each year, commencing on January 15, 2021. The notes will mature on January 15, 2029, unless earlier repurchased or redeemed in accordance with their terms prior to that date.

The Notes and the guarantees will be offered and sold only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A and in offshore transactions to non-U.S. persons pursuant to Regulation S, each under the Securities Act.

The Notes and the guarantees have not been and will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirement of the Securities Act and applicable state laws.

This press release is for informational purposes only and is not an offer to sell or purchase nor the solicitation of an offer to sell or purchase securities and shall not constitute an offer, solicitation or sale in any state as jurisdiction in which, or to any person to whom such an offer, solicitation or sale would be unlawful.

Forward-Looking Statements

This press release includes forward-looking statements regarding the Company’s financing plans, including statements related to the Company’s offering of the Notes and the intended use of net proceeds of the offering. Such statements are subject to certain risks and uncertainties including, without limitation, risks related to whether the Company will consummate the offering of the Notes on the expected terms, or at all, market and other general economic conditions and whether the Company and the Guarantors will be able to satisfy the conditions required to close the sale of the Notes. The Company’s forward-looking statements also involve assumptions that, if they never materialize or prove correct, could cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning the Company and its businesses are described in additional detail in its Annual Report on Form 10-K for the year ended December 31, 2019, its Quarterly Reports on Form 10-Q for the three months ended April 4, 2020 and July 4, 2020, and other filings made by the Company with the Securities and Exchange Commission.

Investor Relations
Tina Beskid
1-866-419-0042
info@investors.cornerstonebuildingbrands.com